Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Stream Global Services, Inc.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 17, 2008 relating to the financial statements of Stream Global Services, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Boston, Massachusetts

September 30, 2008